Exhibit 1

Transactions in the Shares of the Issuer Since the Filing of Amendment No. 10 to the Schedule 13D

Nature of the Transaction	Amount of Shares Purchased/(Sold)	Price ($)	Date of Purchase/Sale

PHILOTIMO FUND, LP

Sale of Common Stock	(40,000)	4.94	07/07/2025
Sale of Common Stock	(34,638)	4.77	07/08/2025
Sale of Common Stock	(72,096)	4.70	07/09/2025

KANEN WEALTH MANAGEMENT, LLC (through the Managed Accounts)

Sale of Common Stock	(24,431)	4.61	06/27/2025
Sale of Common Stock	(48,780)	4.94	07/07/2025
Sale of Common Stock	(42,242)	4.77	07/08/2025
Sale of Common Stock	(87,904)	4.70	07/09/2025